Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE	CONTACT:	John E. Peck
President and CEO
(270) 885-1171

HOPFED BANCORP, INC.

DECLARES CASH DIVIDEND

HOPKINSVILLE, Ky. (May 15, 2019) – HopFed Bancorp, Inc. (NASDAQ: HFBC) today announced that its Board of Directors has declared a $0.23 per share cash dividend. The cash dividend will be paid on June 17, 2019 to stockholders of record as of June 3, 2019.

HopFed Bancorp, Inc. is a holding company of Heritage Bank USA, Inc. (“Heritage Bank”) headquartered in Hopkinsville, Kentucky. The Bank has eighteen offices in western Kentucky and middle Tennessee as well as Heritage Bank Wealth Management of Murray, Kentucky, Hopkinsville, Kentucky, Kingston Springs, Tennessee, and Clarksville, Tennessee and Heritage Mortgage Services of Clarksville, Tennessee, and loan production offices in Nashville, Tennessee, Brentwood, Tennessee and Murfreesboro, Tennessee. The Bank offers a broad line of banking and financial products and services with the personalized focus of a community banking organization. For more information about Heritage Bank and HopFed Bancorp, Inc., go to our website at www.bankwithheritage.com.

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on the Company’s operating results, performance or financial condition are competition and the demand for the Company’s products and services, and other factors as set forth in filings with the Securities and Exchange Commission.

-END-

4155 Lafayette Road, P.O. Box 537, Hopkinsville, KY 42241